Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi
Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports First Quarter 2017 Results

Earnings per share increase 55 percent
Board announces capital redeployment plan

ST. LOUIS, May 2, 2017 — Arch Coal, Inc. (NYSE: ARCH) today reported first quarter 2017 net income of $51.7 million, or $2.03 per diluted share, compared with $33.4 million, or $1.31 per diluted share, in the fourth quarter of 2016. Excluding certain charges, adjusted diluted earnings per share (“adjusted EPS”) (1) was $2.55 per share. The charges for the first quarter include non-cash sales contract amortization, reorganization fees and early debt extinguishment items and related tax impact. The company earned adjusted earnings before interest, taxes, depreciation, depletion, amortization, reorganization items and early debt extinguishment charges (“adjusted EBITDAR”)(1) of $120.5 million in the first quarter of 2017, a nearly 30-percent increase versus the previous quarter. Revenues totaled $600.9 million for the three months ended March 31, 2017.

“Arch executed a strong performance in the first quarter of 2017, with meaningful expansion in earnings per share and adjusted EBITDAR,” said John W. Eaves, Arch’s chief executive officer. “Our solid financial results underscore the strategic value of the company’s two complementary lines of business and our highly competitive position in our key operating segments. During the first quarter, we capitalized on resurgent global metallurgical markets while remaining poised to take advantage of improving fundamentals in the thermal coal markets as the year progresses.”

Arch Initiates Capital Allocation Programs

As a result of the company’s healthy liquidity position and expectations for continued cash generation in 2017, the Board of Directors has approved two capital allocation initiatives to enhance shareholder returns. First, the board has instituted a quarterly cash dividend of $0.35 per share. The quarterly dividend will begin with the second quarter and will be paid on June 15, 2017 to stockholders of record on May 31, 2017.

(1)  Adjusted EBITDAR and Adjusted EPS are defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

In addition, the board has approved the establishment of a share repurchase program that authorizes the company to purchase up to $300 million of the company’s outstanding common stock. The repurchase program announced today has no time limit and Arch expects to fund future share repurchases with cash on hand and cash generated from operations.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance and other capital priorities.

“Given the volatile nature of commodity markets in general, it is important that we take a prudent approach to our capital allocation initiatives,” said Eaves. “The board believes Arch’s strong free cash flow profile coupled with our low leverage will continue to provide opportunities to return value to our shareholders, while at the same time enabling us to maintain the financial flexibility to reinvest in our premier operating portfolio.”

As previously announced, the company decreased its total indebtedness and interest expense during the first quarter, bolstering its already strong financial position. Through its successful refinancing, Arch reduced its debt levels by more than $25 million and lowered its annual interest expense by nearly $18 million. At the end of the first quarter, Arch’s debt level totaled $334 million, comprised of the $300 million term loan and $34 million in equipment financing and other debt. Arch’s cash and short-term investment balance grew by $77 million from year- end 2016 to over $470 million at March 31, 2017.

On April 27, 2017, Arch entered into an inventory-only Asset Based Lending (“ABL”) facility and amended its existing accounts receivable securitization facility. The new ABL increases the borrowing base that supports Arch’s outstanding letters of credit, which would have freed up approximately $30 million of restricted cash on a pro forma basis at March 31, 2017. The combined facilities will also lower borrowing costs.

“We are extremely pleased with the further improvements to our capital structure,” said John T. Drexler, Arch’s chief financial officer. “Looking ahead, we remain committed to maintaining a healthy level of liquidity and managing our balance sheet carefully while creating and enhancing returns for our shareholders. ”

Arch Focuses on Fundamental Values

Arch subsidiaries earned 14 safety and environmental awards in the three months ended March 31, 2017. Most notably, Arch’s Sentinel and Coal-Mac complexes attained West Virginia’s top safety awards among large underground and surface mines, while the West Elk mine was honored with both the top safety and environmental awards in Colorado. Furthermore, four of Arch’s operations and facilities attained a Perfect Zero — a dual achievement of operating without a reportable safety incident or environmental violation — for the three months ended March 31, 2017.

“We commend our employees for their outstanding safety and environmental accomplishments, and for their ongoing commitment to living our core values every day,” said Paul A. Lang,

Arch’s president and chief operating officer. “We are constantly striving for improvement across our operating platform, with an ultimate goal of a Perfect Zero at all of our operations.”

Arch Delivers Strong Operational Results

“Despite modestly lower sales volumes, we are off to a strong start in 2017,” said Lang. “Our mining complexes delivered strong performances during the quarter just ended. We were successful in achieving higher price realizations across all of our operating segments in the first quarter. In particular, our Metallurgical segment delivered a standout performance — attaining an average sales price 40 percent higher than the fourth quarter of 2016. At the same time, we continue to diligently focus on managing our controllable costs, driving process improvement initiatives and maximizing revenues from our strategic unpriced volume position, with the goal of enhancing margins at each of our operations.”

	Metallurgical
	1Q17	4Q16

Tons sold (in millions)	2.1	2.4
Coking	1.5	1.7
PCI	0.1	0.2
Thermal	0.5	0.5
Average sales price per ton	$90.84	$65.61
Coking	$105.51	$75.36
PCI	$62.34	$54.78
Thermal	$47.64	$36.86
Cash cost per ton	$57.67	$52.98
Cash margin per ton	$33.17	$12.63

Cash cost per ton is defined and reconciled under “Operational Performance”.

Mining complexes included in this segement are Beckley, Leer, Lone Mountain, Mountain Laurel and Sentinel

In the Metallurgical segment, first quarter 2017 cash margins increased nearly 165 percent versus the fourth quarter of 2016. Average sales price per ton rose $25.23 in the first quarter of 2017 when compared with the fourth quarter of 2016, benefiting primarily from the ongoing strength in metallurgical coal markets. Sales volumes declined 12 percent over the same time period, due primarily to two planned longwall moves and to restricted lake season delivery schedules. Notably, Arch shipped 1.5 million tons of coking coal at an average realized price of $105.51, a 40-percent increase over the average realized price achieved in the fourth quarter of 2016. Coking coal realizations benefited from significantly stronger pricing on index-based tons that shipped during the period as well as new sales. Higher per ton cash costs in the segment were driven by higher sales-sensitive costs, lower volume levels, and the impacts of the two longwall moves. Arch believes its prior cost guidance for the segment is appropriate, and that this cost structure places Arch’s operations firmly at the low end of the U.S. metallurgical coal industry’s cost curve.

	Powder River Basin
	1Q17	4Q16

Tons sold (in millions)	21.3	21.8
Average sales price per ton	$12.57	$12.41
Cash cost per ton	$10.33	$9.88
Cash margin per ton	$2.24	$2.53

Cash cost per ton is defined and reconciled under “Operational Performance”.

Mining complexes included in this segment are Black Thunder and Coal Creek

In the Powder River Basin, first quarter 2017 sales volumes declined modestly compared with the fourth quarter of 2016. Average sales price per ton increased $0.16 in the first quarter when compared to the fourth quarter of 2016, benefiting from a favorable mix of customer shipments. Segment cash costs increased $0.45 per ton over the same time period, driven by the impact of lower volume levels, increased repair and maintenance expense and higher fuel prices. As previously indicated, the segment’s fourth quarter cost performance was exceptionally strong. Arch is maintaining its cost guidance of $10.20 to $10.70 per ton for the full year.

	Other Thermal
	1Q17	4Q16

Tons sold (in millions)	2.3	2.5
Average sales price per ton	$35.51	$34.01
Cash cost per ton	$23.82	$21.79
Cash margin per ton	$11.69	$12.22

Cash cost per ton is defined and reconciled under “Operational Performance”.

Mining complexes included in this segement are Coal-Mac, Viper and West Elk

In the Other Thermal segment, average sales price per ton increased $1.50 versus the fourth quarter, driven by stronger pricing on shipments of West Elk coal destined for the international marketplace. Volumes were modestly lower in the first quarter, due in part to reduced West Elk shipments to eastern U.S. power plants during a mild winter. While still below the guidance range, cash cost per ton increased when compared to the fourth quarter due to the impact of lower volume levels during the period. To reflect recent increased demand for West Elk coal, Arch is reducing the top end of its cost guidance for the segment. The company now anticipates costs to be in the range of $25.00 per ton to $29.00 per ton for 2017.

Key Market Developments

Metallurgical Coal Markets

•                  The lingering impact of Cyclone Debbie, which continues to disrupt the coking coal logistics chain in Queensland, Australia, is buoying global metallurgical markets.  According to the principal Queensland rail carrier an estimated 20 million metric tons of predominately coking coal supply was impacted due to the storm. The seaborne metallurgical market totals approximately 300 million metric tons.

•                  Prior to the storm, metallurgical markets appeared to be in relatively healthy balance.  Steel demand grew robustly in the first quarter; Chinese coking coal imports were up 50 percent year-over-year; and the expected seaborne coking coal supply response was largely confined to U.S. producers, who moved an additional 2.4 million tons of metallurgical coal into seaborne markets during the first quarter.

•                  In late March, before Cyclone Debbie made landfall, the Platts price assessment for vessels loaded off the U.S. East Coast was $162.50 per metric ton for High-Vol A, Arch’s primary metallurgical product. After the storm hit, High-Vol A prices peaked mid-month at $295 and have since settled back to $237 per metric ton. Low-Vol and High-Vol B products are currently being assessed at $212 and $185 per ton, respectively.

Thermal Coal Markets

•                  In thermal markets, still-inflated utility stockpiles continue to dampen domestic demand and pricing, but the situation is improving. Assuming normal summer weather, Arch believes stockpiles should approach target levels by year-end.

•                  Moreover, Arch is encouraged by the persistent strength in natural gas prices, which continue to hold up well despite an exceptionally mild winter and significant recent increases in drilling activity. Prompt month NYMEX is currently trading over $3.20 per million Btus and the future strip for the remainder of 2017 averages $3.39 per million Btus.

•                  At the natural gas pricing levels noted above, Arch expects the vast majority of Powder River Basin-served coal plants to dispatch in front of natural gas-fueled power plants. In fact, several large customers have re-entered the market in recent weeks to shore up their coal supplies in the face of improving coal consumption.

•                  International thermal pricing for prompt delivery in the Asia-Pacific region remains reasonably strong. Arch took advantage of the recent move higher to place additional West Elk tons into export markets.

Company Outlook

Based on the company’s current expectations regarding the direction of metallurgical coal markets, Arch has raised its coking coal volume guidance for 2017. Arch now expects to sell between 6.7 and 7.1 million tons of coking coal, which excludes PCI coal. At the midpoint of its volume guidance level, Arch is over 85 percent committed on coking coal sales for the full year, with over 30 percent of that committed volume exposed to index-based pricing. At the midpoint of guidance, Arch’s thermal sales are 88 percent committed for the full year.

“We are building upon our first-quarter results and expect our company to deliver an exceptional earnings performance in 2017,” said Eaves. “Arch is strategically prepared to respond to evolving coal market dynamics, and we believe our strategic asset base, low-cost operational profile and strong balance sheet will enable Arch to deliver significant shareholder value.”

	2017						2018
	Tons			$ per ton			Tons	$ per ton
Sales Volume (in millions of tons)
Coking	6.7	-	7.1
PCI	0.7	-	0.8
Thermal	88.0	-	96.0
Total	95.4	-	103.9

Metallurgical (in millions of tons)
Committed, Priced Coking			4.1			$96.06	—
Committed, Unpriced Coking			1.9				1.9
Total Committed Coking			6.0				1.9

Committed, Priced PCI			0.7			$65.40	—
Committed, Unpriced PCI			—				—
Total Committed PCI			0.7				—

Committed, Priced Thermal			1.3			$40.33	0.4	$30.58
Committed, Unpriced Thermal			—				—
Total Committed Thermal			1.3				0.4

Average Metallurgical Cash Cost				$51.00	-	$56.00

Powder River Basin (in millions of tons)
Committed, Priced			70.2			$12.51	33.8	$12.21
Committed, Unpriced			2.8				3.0
Total Committed			73.0				36.8
Average Cash Cost				$10.20	-	$10.70

Other Thermal (in millions of tons)
Committed, Priced			6.8			$35.65	2.9	$38.04
Committed, Unpriced			—				—
Total Committed			6.8				2.9
Average Cash Cost				$25.00	-	$29.00

Corporate (in $ millions)
D,D&A excluding Sales Contract Amortization				$124	-	$132
Sales Contract Amortization				$50	-	$58
ARO Accretion				$30	-	$32
S,G&A				$85	-	$89
Interest Expense				$23	-	$27
Capital Expenditures				$52	-	$60
Tax Provision				0%	-	3%

A conference call regarding Arch Coal’s first quarter 2017 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Successor	Predecessor
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(Unaudited)	(Unaudited)

Revenues	$600,975	$428,106

Costs, expenses and other operating
Cost of sales	461,410	411,010
Depreciation, depletion and amortization	31,921	63,699
Accretion on asset retirement obligations	7,623	8,306
Amortization of sales contracts, net	14,690	(833)
Change in fair value of coal derivatives and coal trading activities, net	854	1,210
Asset impairment and mine closure costs	—	85,520
Selling, general and administrative expenses	20,523	19,826
Other operating income, net	(2,310)	(2,220)
	534,711	586,518

Income (loss) from operations	66,264	(158,412)

Interest expense, net
Interest expense	(9,425)	(44,451)
Interest and investment income	527	1,138
	(8,898)	(43,313)

Income (loss) before nonoperating expenses	57,366	(201,725)

Nonoperating expense
Net loss resulting from early retirement of debt and debt restructuring	(2,030)	(2,213)
Reorganization items, net	(2,828)	(3,875)
	(4,858)	(6,088)

Income (loss) before income taxes	52,508	(207,813)
Provision for (benefit from) income taxes	840	(1,111)

Net income (loss)	$51,668	$(206,702)

Net income (loss) per common share
Basic EPS (LPS)	$2.07	$(9.71)

Diluted EPS (LPS)	$2.03	$(9.71)

Basic weighted average shares outstanding	25,008	21,293

Diluted weighted average shares outstanding	25,408	21,293

Adjusted EBITDAR (A) (Unaudited)	$120,498	$(1,720)
Adjusted diluted income (loss) per common share (A)	$2.55	$(5.49)

(A) Adjusted EBITDAR and Adjusted diluted income per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$347,580	$305,372
Short term investments	122,505	88,072
Restricted cash	68,984	71,050
Trade accounts receivable	150,399	184,483
Other receivables	22,482	19,877
Inventories	125,194	113,462
Other current assets	74,063	96,306
Total current assets	911,207	878,622

Property, plant and equipment, net	1,027,288	1,053,603

Other assets
Equity investments	104,144	96,074
Other noncurrent assets	102,277	108,298
Total other assets	206,421	204,372
Total assets	$2,144,916	$2,136,597

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$103,130	$95,953
Accrued expenses and other current liabilities	172,898	205,240
Current maturities of debt	7,898	11,038
Total current liabilities	283,926	312,231
Long-term debt	318,030	351,841
Asset retirement obligations	339,865	337,227
Accrued pension benefits	37,510	38,884
Accrued postretirement benefits other than pension	101,786	101,445
Accrued workers’ compensation	184,792	184,568
Other noncurrent liabilities	77,301	63,824
Total liabilities	1,343,210	1,390,020

Stockholders’ equity
Common Stock	250	250
Paid-in capital	692,253	688,424
Retained earnings	85,117	33,449
Accumulated other comprehensive income	24,086	24,454
Total stockholders’ equity	801,706	746,577
Total liabilities and stockholders’ equity	$2,144,916	$2,136,597

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Successor	Predecessor
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(Unaudited)	(Unaudited)
Operating activities
Net income (loss)	$51,668	$(206,702)
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	31,921	63,699
Accretion on asset retirement obligations	7,623	8,306
Amortization of sales contracts, net	14,690	(833)
Prepaid royalties expensed	2,281	1,286
Deferred income taxes	5,830	(429)
Employee stock-based compensation expense	2,426	1,003
Gains on disposals and divestitures	(347)	1
Asset impairment and noncash mine closure costs	—	77,550
Net loss resulting from early retirement of debt and debt restructuring	2,030	2,213
Non-cash bankruptcy reorganization items	—	(13,892)
Amortization relating to financing activities	535	3,150
Changes in:
Receivables	37,134	7,815
Inventories	(11,732)	734
Accounts payable, accrued expenses and other current liabilities	(20,529)	39,441
Income taxes, net	(4,965)	(642)
Other	6,964	7,202
Cash provided by (used in) operating activities	125,529	(10,098)

Investing activities
Capital expenditures	(5,950)	(5,926)
Minimum royalty payments	(63)	(71)
Proceeds from disposals and divestitures	420	—
Purchases of short term investments	(78,523)	(55,132)
Proceeds from sales of short term investments	45,886	56,134
Investments in and advances to affiliates, net	(7,905)	(2,156)
Withdrawals (deposits) of restricted cash	2,066	(12,108)
Cash used in investing activities	(44,069)	(19,259)

Financing activities
Proceeds from issuance of term loan due 2024	298,500	—
Payments to extinguish term loan due 2021	(325,684)	—
Net payments on other debt	(2,810)	(5,410)
Debt financing costs	(7,228)	(18,403)
Net loss resulting from early retirement of debt and debt restructuring	(2,030)	(2,213)
Cash used in financing activities	(39,252)	(26,026)

Increase (decrease) in cash and cash equivalents	42,208	(55,383)
Cash and cash equivalents, beginning of period	305,372	450,781

Cash and cash equivalents, end of period	$347,580	$395,398

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	March 31,	December 31,
	2017	2016
	(Unaudited)

Term loan due 2024 ($300.0 million face value)	$298,512	$—
Term loan due 2021 ($325.7 million face value)	—	325,684
Other	34,424	37,195
Debt issuance costs	(7,008)	—
	325,928	362,879
Less: current maturities of debt	7,898	11,038
Long-term debt	$318,030	$351,841

Calculation of net debt
Total debt (excluding debt issuance costs)	$332,936	$362,879
Less liquid assets:
Cash and cash equivalents	347,580	305,372
Short term investments	122,505	88,072
	470,085	393,444
Net debt	$(137,149)	$(30,565)

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Successor		Predecessor
	Three Months Ended March 31, 2017		Three Months Ended March 31, 2016
	(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	21.3		16.5

Segment Sales	$268.1	$12.57	$218.5	$13.24
Segment Cash Cost of Sales	220.4	10.33	205.7	12.46
Segment Cash Margin	47.7	2.24	12.8	0.78

Metallurgical
Tons Sold	2.1		2.2

Segment Sales	$187.1	$90.84	$110.6	$51.10
Segment Cash Cost of Sales	118.8	57.67	104.3	48.19
Segment Cash Margin	68.3	33.17	6.3	2.91

Other Thermal
Tons Sold	2.3		1.3

Segment Sales	$81.4	$35.51	$50.8	$39.80
Segment Cash Cost of Sales	54.6	23.82	47.6	37.32
Segment Cash Margin	26.8	11.69	3.2	2.48

Total Segment Cash Margin	$142.8		$22.2

Selling, general and administrative expenses	(20.5)		(19.8)
Liquidated damages under export logistics contracts	—		(1.6)
Other	(1.8)		(2.5)

Adjusted EBITDAR	$120.5		$(1.7)

Reconciliation of Non-GAAP Measures

	Successor	Predecessor
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(Unaudited)	(Unaudited)

Total segment sales	$536.6	$379.9
Transportation costs billed to customers	64.4	37.5
Coal risk management derivative settlements	—	0.2
Other (1)	0.1	10.6
Revenues	$601.0	$428.1

(1) Other includes coal sales associated with mines that have operated historically but have been idled or disposed of and are no longer part of a segment.

	Successor	Predecessor
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(Unaudited)	(Unaudited)

Total segment cash cost of sales	$393.7	$357.6
Transportation costs billed to customers	64.4	37.5
Risk management derivative settlements—diesel fuel	(0.6)	(1.3)
Other (1)	3.9	17.2
Cost of sales	$461.4	$411.0

(1) Other includes costs associated with mines that have operated historically but have been idled or disposed of and are no longer part of a segment and operating overhead.

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDAR

Adjusted EBITDAR is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and reorganization items, net. Adjusted EBITDAR may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDAR is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDAR are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDAR should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDAR to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDAR may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDAR.

	Successor	Predecessor
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(Unaudited)	(Unaudited)
Net income (loss)	$51,668	$(206,702)
Income tax (benefit) expense	840	(1,111)
Interest expense, net	8,898	43,313
Depreciation, depletion and amortization	31,921	63,699
Accretion on asset retirement obligations	7,623	8,306
Amortization of sales contracts, net	14,690	(833)
Asset impairment and mine closure costs	—	85,520
Net loss resulting from early retirement of debt and debt restructuring	2,030	2,213
Reorganization items, net	2,828	3,875

Adjusted EBITDAR	$120,498	$(1,720)

Adjusted net income (loss) and adjusted diluted income (loss) per share

Adjusted net income (loss) and adjusted diluted income (loss) per common share are adjusted for the after-tax impact of reorganization items, net and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income (loss) and adjusted diluted income (loss) per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, adjusted net income (loss) and adjusted diluted income (loss) per share should not be considered in isolation, nor as an alternative to net income (loss) or diluted income (loss) per common share under generally accepted accounting principles.

	Successor	Predecessor
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
	(Unaudited)	(Unaudited)
Net income (loss)	$51,668	$(206,702)

Amortization of sales contracts, net	14,690	(833)
Asset impairment and mine closure costs	—	85,520
Net loss resulting from early retirement of debt and debt restructuring	2,030	2,213
Reorganization items, net	2,828	3,875
Tax impact of adjustment	(6,325)	(915)

Adjusted net income (loss)	$64,891	$(116,842)

Diluted weighted average shares outstanding	25,408	21,293

Diluted income (loss) per share	$2.03	$(9.71)

Amortization of sales contracts, net	0.58	(0.04)
Asset impairment and mine closure costs	—	4.02
Net loss resulting from early retirement of debt and debt restructuring	0.08	0.10
Reorganization items, net	0.11	0.18
Tax impact of adjustments	(0.25)	(0.04)
Adjusted diluted income (loss) per share	$2.55	$(5.49)